Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473
E-mail: dantierney@trm.com

TRM Awarded Photocopier Agreement with
Jean Coutu USA/Eckerd Drug for over 1,500 Locations

Portland, Oregon: 14 December 2004 — TRM Corporation (NASDAQ: TRMM) announced today that it has entered into a long term agreement with Eckerd/Brooks Pharmacy, a subsidiary of Jean Coutu USA, to operate TRM Convenience Copy Centers in each of its 1,549 locations, including more than 1,300 locations that Jean Coutu USA recently acquired through their acquisition of Eckerd Drug.

The multi-year transaction, which includes a complete service and maintenance solution, builds upon the existing 200 Eckerd Drug installations TRM currently has in place. “At Eckerd Drug and Brooks Pharmacy we are focused on providing quality, value-added services for our customers and TRM has proven to be a strong partner in helping us to achieve that goal,” said Tony Sadler, VP Operations Services for Eckerd/Brooks Pharmacy. Deployment will begin immediately and is expected to be complete by the end of Q2 2005.

“Complementing the growth that we have experienced throughout our international ATM network, this new deployment provides meaningful support for our Photocopy division,” said Tom Mann, Chief Operating Officer for TRM. “Transactions such as this will enable TRM to maintain its position as a leader in the North American retail marketplace.”

About TRM

TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic retail environments. TRM’s ATM and copier customer base has grown to over 36,000 retailers throughout the United States and over 46,000 locations worldwide, including 6,000 locations across the United Kingdom and over 5,000 locations in Canada. TRM operates the largest multi-national ATM network in the world, with over 22,000 locations deployed throughout the United States, Canada, the United Kingdom and Northern Ireland.

For more information on TRM copiers and ATM machines, or to talk with a Customer Service Representative, call 1 800 877-2679 or visit the TRM Web site at www.trm.com.

Forward Looking Statements

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth. Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

2